SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Definitive Proxy Statement

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Soliciting Material Pursuant to §240.14a-12

American Residential Investment Trust, Inc.
(Name of Registrant as Specified In Its Charter)

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June 24, 2002

TO ALL AMREIT/AMNET EMPLOYEES:

On June 21st, we issued a press release and a letter, urging our stockholders to vote in support of the Company's strategic business plan. We took that action and are delivering this letter to you because two dissident stockholders, MacKenzie Patterson, Inc. and C.E. Patterson (The Patterson Group), are soliciting votes against the Board's plan to de-REIT the Company.

The Company's stockholder proposals relating to the termination of the Company's REIT status and our Board's reasons for deciding to take such action are described in the Company's Definitive Proxy Statement that was sent to our stockholders in connection with the Company's Annual Meeting of Stockholders. The Annual Meeting will be held on July 19th at 10:00 a.m. at the San Diego Marriott La Jolla, 4240 La Jolla Village Drive, La Jolla, California 92037. Our Definitive Proxy Statement as well as our June 21st letter and the accompanying information can be located on the SEC website at http://www.sec.gov.

As our June 21st letter indicates, we believe that the solicitation materials that have been issued by The Patterson Group in support of its effort to defeat the Company's plan to de-REIT contain many false and misleading statements. Our June 21st letter also highlights the principal reasons why the Company's Board strongly believes that the proposal to de-REIT is in the Company's best interests. We urge you to read the June 21st letter.

Our Board of Directors and management have the support of the Company's three largest stockholders who, like of all of our other stockholders, will be directly affected by the outcome of the vote on the Company's proposals to terminate its REIT status.

Proxy fights take energy and can be distracting. As one team, we must remain focused on accomplishing our goals and objectives. The success of our plan depends on the contributions of every team member. To date, we have made measurable progress. It is anticipated that AmNet will fund an estimated $600 million of mortgages in only its second full operating quarter. We are on track to produce monthly volumes of $500 million of mortgages per month by the end of this year. We can all be proud of these accomplishments.

Many of you own our stock and have already received our Definitive Proxy Statement and an initial white proxy card. Any shares you owned on May 30th can be voted at the upcoming Annual Meeting. If you are a stockholder, I ask you to cast your vote in favor of the Company's proposals and against The Patterson Group proposals by voting on the Company's new WHITE proxy card that is being delivered to you with our June 21st letter. If you receive a GREEN proxy card from The Patterson Group, please do not sign it. Instead, I ask you to please vote on the Company's new WHITE proxy card. Only your latest dated proxy will count.

Because of these recent events, the media or other individuals may try to contact you. Please immediately refer any inquiries to Clay Strittmatter (858-909-1340 or clay@amerreit.com) or Judy Berry (858-909-1230 or judy@amerreit.com). All questions related to the proxy fight must be referred to them.

/s/ John M. Robbins, Jr.

FORWARD-LOOKING STATEMENTS

Except for historical information contained in this letter, the information contained in this letter may constitute forward-looking statements within the meaning of federal securities laws. Forward-looking statements include statements regarding American Residential's anticipated loan volumes, increases in the American Residential's stock prices, and growth, profitability and valuation of American Residential and American Mortgage Network. Actual results and the timing of certain events could differ materially from those projected in or contemplated by these forward-looking statements due to a number of factors, including but not limited to: lack of American Residential's experience in generating mortgage loans; general economic conditions; overall interest rates; the availability of financing for the origination of mortgage assets; the impact of leverage; American Residential's liquidity position; volatility in the commitments made to fund mortgages; and other risk factors included in American Residential's most recent report on Form 10-Q, report on Form 10-K for the year ended December 31, 2001, and other filings made with the Securities and Exchange Commission. All forward-looking statements included in this letter are based upon information available to American Residential as of the date hereof, and American Residential assumes no obligation to update any such forward-looking statements.